                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER:  000-12619

CUSIP NUMBER:   194858106

(Check One) |_| Form 10-K  |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
|_| Form N-SAR  |_| Form N-CSR

For Period Ended: April 30, 2005

[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I--REGISTRANT INFORMATION

Collins Industries, Inc.
-----------------------------------------------------
Full Name of Registrant

Not Applicable
-----------------------------------------------------
Former Name if Applicable

15 Compound Drive
-----------------------------------------------------
Address of Principal Executive Office (Street and Number)

Hutchinson, Kansas 67502
-----------------------------------------------------
City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|_|  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the subject  quarterly  report or transition report on Form  10-Q,  or portion  thereof,  will be filed on or before the fifth calendar day following the prescribed due date; and

|_|  (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the  transition  report or  portion  thereof,  could not be filed  within the prescribed time period.

     The  quarterly  report  on  Form  10-Q of  Collins  Industries,  Inc.  (the
"Company")  for the  period  ended  April 30,  2005  could not be filed with the
Securities and Exchange Commission on a timely basis without unreasonable effort or expense in light of the circumstances described below.

     The delay in filing the Form 10-Q for the period  ended  April 30, 2005 was made  because the Company has not yet  finalized  and  completed  its  financial statements  for the fiscal year ended October 31, 2004. The Company has reported that it will restate its previously  issued financial  statements  primarily for reserves recorded for self insured workers'  compensation claims. The completion of the 2004 annual  financial  statements  will impact the  Company's  financial statements for the period ended April 30, 2005.

PART IV--OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

Cletus C. Glasener                              (620) 663-5551
------------------------------                  --------------------------------
(Name)                                          (Area Code) (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s). |_|Yes |X| No

Annual report on Form 10-K for the period ended October 31, 2004.

Quarterly Report on Form 10-Q for the period ended January 31, 2005.

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion
     thereof? |X|Yes |_|No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Prior to the completion of the Company's 2004 annual financial  statements, as described in response to Part III above,  the Company is unable to reasonably estimate the significant change, if any, in results of operations for the period ended April 30, 2004.

                            Collins Industries, Inc.

                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: June 14, 2005           By:       /s/ Cletus C. Glasener
                                   ---------------------------------------------
                              Name:  Cletus C. Glasener
                              Title: Vice President and Chief Financial Officer
                                     (Signing on behalf of the registrant and as
                                     principal accounting officer)